Exhibit 5.1

August 29, 2013

Party City Holdings Inc.

80 Grasslands Road

Elmsford, New York 10523

Ladies and Gentlemen:

We have acted as counsel to Party City Holdings Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-4 the “Registration Statement”) filed by the Company and each of the guarantors listed on Schedule I hereto (such listed guarantors, the “Delaware Guarantors”), the guarantors listed on Schedule II hereto (such listed guarantors, the “New York Guarantors”), the guarantor listed on Schedule III hereto (such listed guarantor, the “California Guarantor”), the guarantor listed on Schedule IV hereto (such listed guarantor, the “Rhode Island Guarantor”) and each of the guarantors listed on Schedule V hereto (such listed guarantors, the “Other Guarantors” and, together with the Delaware Guarantors, the New York Guarantors, the California Guarantor, and the Rhode Island Guarantor, collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Company in an exchange offer (the “Exchange Offer”) of $700,000,000 aggregate principal amount of 8.875% Senior Notes due 2020 (the “Exchange Notes”). The Exchange Notes will be offered by the Company in exchange for a like principal amount of the Company’s outstanding 8.875% Senior Notes due 2020 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of July 27, 2012 (as amended, supplemented or modified through the date hereof, the “Base Indenture”), among the Company (as successor to PC Merger Sub, Inc.) and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 27, 2012 (the “First Supplemental Indenture”), among the Company, the Guarantors party thereto and the Trustee, as further supplemented by the Second Supplemental Indenture, dated as of June 7, 2013 (the “Second Supplemental Indenture”), among the Company, the Guarantors party thereto and the Trustee (the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made

Party City Holdings Inc.

such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company and one or more of its subsidiaries, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that each of the Other Guarantors (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Indenture and the Guarantee and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture and has duly authorized the Exchange Notes and the Guarantee.

The opinions expressed herein are limited to matters governed to the laws of the State of New York, the California Corporations Code, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Limited Liability Company Act of the State of Rhode Island.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Guarantee by each Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law or the enforceability of the provisions contained in Section 10.02(a) of the Indenture which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantees.

Our opinions are also subject to the qualification that broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

Party City Holdings Inc.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Party City Holdings Inc.

Schedule I

Delaware Guarantors

Anagram Eden Prairie Property Holdings LLC

iParty Corp.

iParty Retail Stores Corp.

M&D Industries, Inc.

Party City Corporation

Party City Holdings Inc.

Schedule II

New York Guarantors

Amscan Inc.

JCS Packaging, Inc.

SSY Realty Corp.

Party City Holdings Inc.

Schedule III

California Guarantor

Trisar, Inc.

Party City Holdings Inc.

Schedule IV

Rhode Island Guarantor

Am-Source, LLC

Party City Holdings Inc.

Schedule V

Other Guarantors

Entity	Jurisdiction
Anagram International Holdings, Inc.	Minnesota
Anagram International, Inc.	Minnesota